February 13, 2006

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY REPORTS 95% INCREASE IN FOURTH QUARTER EARNINGS

FORT DODGE, IOWA (PR Newswire) February 13, 2006—Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the fourth quarter and year ended December 31, 2005.

For the quarter, net earnings improved 95% to $755,000 compared to $387,000 for the same quarter in 2004. For the year ended December 31, 2005, net earnings, excluding unusual items, improved 180% to $4.2 million compared to $1.5 million in 2004.

For the fourth quarter of 2005, operating revenue increased approximately 16% to $58.0 million from $50.1 million for the corresponding quarter in 2004. Operating revenue, excluding fuel surcharge revenue of $9.7 million, increased approximately 8% to $48.3 million from $44.8 million, excluding fuel surcharge revenue of $5.3 million, for the corresponding quarter in 2004. For the fourth quarter of 2005, net earnings were $755,000, or $0.15 per basic share and diluted share, compared with net earnings of $387,000, or $0.08 per basic share and diluted share, for the same quarter in 2004.

For the year, operating revenue increased approximately 17% to $220.4 million from $189.0 million in 2004. Operating revenue, excluding fuel surcharge revenue of $29.4 million, increased approximately 9% to $191.0 million from $175.6 million, excluding fuel surcharge revenue of $13.4 million, in 2004. Net earnings were $4.2 million, or $0.86 per basic share and $0.84 per diluted share, compared with net earnings of $2.2 million, or $0.46 per basic and $0.45 per diluted share, in 2004. (Net earnings in 2004 included $727,000, or $0.15 per basic and diluted share, of tax-free life insurance proceeds. Without the life insurance proceeds, net earnings in 2004 would have been $1.5 million, or $0.31 per basic and diluted share.)

G. Larry Owens, President and Chief Executive Officer, commented, “At the onset of 2005 we set our sights on improving our operating ratio from 97.4% to 95.0%. We continue to reduce our operating ratio in spite of increased fuel and labor costs. Our operating ratio, excluding fuel surcharge revenue, for the quarter was 95.2% compared to 97.2% during the fourth quarter of 2004. Similarly, our operating ratio for the entire year, excluding fuel surcharge revenue, improved to 94.9%, from 97.4% during 2004, meeting our aggressive internal goal.

“Nearly all of our operating statistics show significant improvement for the year, including revenue per mile, truck production, and fleet size. We are one of the few companies providing an environment to increase our independent contractor fleet, which grew nearly 6% over the past year. Freight demand continues to be robust and higher than normal demand for building products and heavy equipment continues today, producing strong demand for our flatbed services.

“Costs, on the other hand, continue to increase. During the quarter, average fuel prices increased 31% to $2.60 per gallon compared to $1.99 per gallon in the fourth quarter of 2004. Increased fuel surcharge revenue mitigated approximately 87% of this price increase. During 2005 we increased driver wages twice in response to the market. We continually monitor expenses and have increased our truck to non-driver employee ratio to 5.01 during the fourth quarter of 2005 from 4.92 during the fourth quarter of 2004.

“We continue to meet our profit improvement goals. By reducing our operating ratio and modestly increasing revenues we expect continued improvement in net earnings. During the past two years, we have successfully planned for and implemented strategies to turn around the profitability of Smithway. During this period, we have experienced dramatic improvement as we implemented major changes and as our industry conditions recovered from a very depressed situation. Because we have already reaped the initial substantial benefits of our changes and improving industry conditions, we expect future improvement will occur at a slower rate and, in any event, will depend upon many factors, including freight demand, fuel prices, and driver availability.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain the recent return to quarterly and annual operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended		Year ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2004	2005	2004	2005

Operating revenue:
Freight	$49,852	$57,578	$188,190	$218,850
Other	212	421	811	1,536

Operating revenue	50,064	57,999	189,001	220,386

Operating expenses:
Purchased transportation	16,254	20,465	61,638	76,403
Compensation and employee benefits	14,196	14,207	54,468	56,314
Fuel, supplies, and maintenance	11,075	13,836	38,427	49,957
Insurance and claims	1,683	1,733	5,636	6,708
Taxes and licenses	875	814	3,653	3,599
General and administrative	1,781	2,160	6,929	7,752
Communications and utilities	312	327	1,274	1,189
Gain on disposal of assets	(317)	(749)	(470)	(2,245)
Depreciation and amortization	2,962	2,863	12,810	11,017

Total operating expenses	48,821	55,656	184,365	210,694

Earnings from operations	1,243	2,343	4,636	9,692

Other (expense) income:
Interest expense	(422)	(558)	(1,563)	(1,826)
Interest income	28	26	54	124
Life Insurance Proceeds	—	—	727	—

Earnings before income taxes	849	1,811	3,854	7,990
Income tax expense	462	1,056	1,613	3,749

Net earnings	$387	$755	$2,241	$4,241

Basic earnings per share	$0.08	$0.15	$0.46	$0.86
Diluted earnings per share	$0.08	$0.15	$0.45	$0.84
Basic weighted average common shares outstanding	4,860,841	4,948,146	4,850,935	4,931,446
Diluted weighted average common shares outstanding	4,986,329	5,057,592	4,951,934	5,047,373

OPERATING STATISTICS
Operating ratio	97.5%	96.0%	97.5%	95.6%
Operating ratio, excluding fuel surcharges ^	97.2%	95.2%	97.4%	94.9%
Average operating revenue per tractor per week	$3,159	$3,575	$3,065	$3,426
Average revenue per tractor per week*	$2,679	$2,809	$2,712	$2,808
Average revenue per seated tractor per week*	$2,742	$2,893	$2,797	$2,891
Average length of haul in miles	650	610	658	621
Average revenue per loaded mile*	$1.50	$1.60	$1.46	$1.56
Ending company tractors	794	782	794	782
Ending owner/operators tractors	445	470	445	470
Ending trailers	2,101	2,047	2,101	2,047
Weighted average tractors	1,219	1,248	1,186	1,237

*excludes fuel surcharge, brokerage, and other revenue.

For the three and twelve months ended December 31, 2004, brokerage revenue was $2,097 and $7,769. For the three and twelve months ended December 31, 2005, brokerage revenue was $2,326 and $8,823.

^Total operating expenses, net of fuel surcharge revenue, divided by operating revenue excluding fuel surcharge revenue

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2004	2005
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,054	$168
Receivables, net	16,776	19,820
Inventories	948	938
Prepaid expenses and other	4,142	5,705

Total current assets	26,920	26,631

Property and equipment	117,048	121,126
Less accumulated depreciation	67,772	59,704

Net property and equipment	49,276	61,422

Other assets	2,080	2,058

Total assets	$78,276	$90,111

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current debt	$9,301	$8,363
Accounts payable and accrued expenses	15,256	17,351

Total current liabilities	24,557	25,714

Long-term debt	20,008	25,185
Deferred income taxes	10,702	11,734

Total liabilities	55,267	62,633

Stockholders’ equity	23,009	27,478

Total liabilities and stockholders’ equity	$78,276	$90,111